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                                             Filed Pursuant to Rule 424(b)(2)
                                             Registration Number 333-78023
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 14, 1999)   (LOGO)

                           PRISON REALTY TRUST, INC.

                                1,039,235 SHARES

                                  COMMON STOCK
                             ---------------------

This is a prospectus supplement for the sale of an aggregate of 1,039,235 shares of common stock by Prison Realty Trust, Inc. (the "Company") under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") during the period from the commencement of the Plan through June 30, 1999, including 1,036,679 shares sold under the Plan's optional purchase feature. The net proceeds to the Company from the sales of common stock under the Plan during the period are $10,002,302 and will be used by the Company for general corporate purposes, including, among others, repaying its obligations as they become due, financing, all or in part, future purchases of real estate properties meeting its business objectives and strategies, capital expenditures and working capital. Pending use of the net proceeds for any of these purposes, the Company may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. Government securities or mortgage-backed securities guaranteed by federal agencies or use the proceeds to reduce its short-term debt.

On July 1, 1999, the last reported sales price of the Company's common stock on the New York Stock Exchange was $10.13.

The Company is the largest self-administered and self-managed real estate investment trust, or REIT, specializing in acquiring, developing and owning correctional and detention facilities. As of July 1, 1999, the Company owned 51 correctional and detention facilities, of which 12 new facilities were under construction or development, in 17 states, the District of Columbia and the United Kingdom with a total design capacity in excess of 49,000 beds. As of July 1, 1999, approximately 32,000 beds were leased under 39 operating leases. The Company is currently developing approximately 17,000 beds through the construction of the 11 new facilities and the expansion of six currently operating facilities.

The Company's principal business strategy is to design, build, finance and/or acquire and develop correctional and detention facilities from and for both government entities and private prison operators, to expand the design capacity of its existing facilities and to lease these facilities under long-term "triple net" leases to government entities and qualified third-party operators. As of July 1, 1999, Corrections Corporation of America, a privately-held Tennessee corporation and the Company's primary tenant ("CCA"), leased 31 of the Company's 51 facilities. The Company also leases three of its facilities to private operators other than CCA and leases five of its facilities to government entities. It is currently anticipated that CCA will additionally lease 10 of the 11 Company facilities currently under construction. CCA has contracts to manage and operate 35 domestic correctional and detention facilities currently in operation. The Company's relationship with CCA is more fully described under "Information About the Company" in the accompanying prospectus.

The Company was incorporated as a Maryland corporation in September 1998. The Company's principal executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee, and its telephone number is (615) 263-0200.

You should read this prospectus supplement along with the prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The Company has not authorized anyone else to provide you with different information. The Company is not making an offer of shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

             The date of this prospectus supplement is July 6, 1999

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                               TABLE OF CONTENTS

Prospectus Supplement.......................................  S-1
Where You Can Find More Information.........................    1
Incorporation of Certain Documents by Reference.............    1
  The Company...............................................    1
  Old CCA...................................................    2
  Prison Realty.............................................    2
Cautionary Statement Concerning Forward-Looking
  Information...............................................    3
Information About the Company...............................    4
  General...................................................    4
  History and Operations....................................    4
Plan Features...............................................    5
Benefits to You.............................................    6
The Plan....................................................    6
  Plan Summary..............................................    6
  Details About the Plan....................................    9
     Eligible Participants..................................    9
     How to Enroll..........................................    9
     Investment Options.....................................    9
     Optional Monthly Cash Purchases in Excess of $5,000....   11
     The Plan Purchase Price................................   11
     The Investment Date and the Pricing Period.............   12
     Payment for Optional Monthly Cash Purchases............   12
     Source of Plan Shares..................................   13
     Authorization Due Date for Dividend Reinvestment.......   13
     Payment Due Date for Optional Cash Purchases...........   13
     Tracking Your Investment in the Plan...................   14
     Optional Cash Purchase Delay Notification..............   14
     Safekeeping Your Stock Certificates....................   14
     Obtaining Stock Certificates...........................   14
     Selling Shares in Your Plan Account....................   15
     Closing Your Plan Account..............................   15
     Changes/Termination of the Plan........................   15
     Suspension/Termination of Your Participation...........   16
     Plan Service Fees......................................   16
     Miscellaneous Information..............................   16
     Income Tax Information.................................   17
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
Risk Factors................................................   18
  Ownership of the Common Stock Involves Risks Associated
     with Debt Financing....................................   18
  A Fluctuation in Market Interest Rates May Affect the
     Value of the Common Stock..............................   18
  The Company Primarily Depends Upon CCA for its Revenues
     and Ability to Make Distributions to its
     Stockholders...........................................   18
  Existing Conflicts of Interest May Have an Effect on the
     Company................................................   19
  Ownership of the Common Stock Involves Risks Associated
     with the Corrections and Detention Industry............   19
  Ownership of the Common Stock Involves Risks Inherent in
     Investment in Real Estate Properties...................   20
  The Company's Failure to Qualify as a REIT Could Adversely
     Affect Stockholders of the Company.....................   20
Use of Proceeds.............................................   21
Plan of Distribution........................................   21
Legal Matters...............................................   22
Experts.....................................................   23
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